Exhibit 10.4

SUNOPTA FOODS, INC.
SEVERANCE PAY PLAN

As amended and restated effective February 5, 2026 (the "Effective Date")

1. PURPOSE

(a) General Purpose. SunOpta Foods, Inc., a corporation organized under the laws of Canada (the "Company") sponsors the SunOpta Foods, Inc. Severance Pay Plan (the "Plan"). The Plan is intended to provide separation benefits to certain Eligible Employees employed in the U.S. by a participating Affiliate of the Company set forth in Exhibit A hereto, who are separated from service involuntarily. This Plan, as amended and restated herein, supersedes all prior plans or programs (written or unwritten) providing severance or separation benefits, whether written or unwritten of the Company and its Affiliates with respect to all Eligible Employees. Capitalized terms used but not defined herein have the meanings set forth in Section 2 hereof.

(b) Coverage Under ERISA. It is the intention of the Company that this Plan be a welfare benefit plan providing severance benefits, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2. DEFINITIONS. Whenever used in this Plan, unless the context clearly indicates otherwise, the following words shall have the following meanings:

(a) "Administrator" or "Plan Administrator" means the Company or any Committee or individual appointed by the Company to act as Plan Administrator.

(b) "Affiliate" means, with respect to any entity, any other entity directly or indirectly controlled by, controlling or under common control with such entity.

(c) "Designated Period" means, with respect to the Employer's provision of COBRA on a subsidized basis, the period set forth in Exhibit A as the COBRA Designated Period, and, with respect to the Employer's provision of Outplacement Services to an Eligible Employee, means the discretionary period established by the Plan Administrator. In no event shall a Participant be offered cash in lieu of Outplacement Services.

(d) "Eligible Employee" means full-time employees of the Employer who are primarily employed in the United States and are regularly scheduled to work 30 or more hours per week.

(e) "Employee" means any person who is employed by the Employer and paid from the Employer's payroll.

(f) "Employer" means the Company and each United States Affiliate of the Company set forth on Exhibit A hereto, as the same may be amended from time to time.

(g) "Exempt" means the Eligible Employee meets one or more of the exemptions from overtime pay under the Fair Labor Standards Act of 1938.

(h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations issued thereunder.

(i) "Non-Exempt" means the Eligible Employee is eligible for overtime pay under the Fair Labor Standards Act of 1938. A Non-Exempt Eligible Employee may be paid on either an hourly or a salary basis.

(j) "Notice Period Payment" means the two (2) week period following the termination of employment for which an Eligible Employee will receive a regular paycheck.

(k) "Outplacement Services" means career counseling and advising services provided by an Employer selected vendor during the Designated Period. The offering of Outplacement Services to an Eligible Employee will be at the sole discretion of a Manager and Human Resources.

(l) "Participant" means an Eligible Employee who has fulfilled all of the eligibility requirements of Section 3.

(m) "Plan Year" means the fiscal year of the Plan and is the twelve (12) month period January 1 through December 31.

(n) "Severance Pay" means the payments and benefits provided under the Plan pursuant to Section 4.

(o) "Termination Date" means the date designated by the Employer as an Eligible Employee's date of termination of employment with the Employer.

(p) "Weekly Base Pay" means an Eligible Employee's base rate of pay as of his or her Termination Date (not including overtime, premiums, commissions, bonuses, stock or stock options, perquisites or any other type of irregular pay), calculated on a weekly basis, which shall be determined, for Employees paid on an hourly basis, by reference to the number of hours the Participant is normally scheduled to work per week.

(q) "Year of Service" means the number of completed twelve (12) month periods measured from the Participant's original date of hire to his or her Termination Date. Partial years of service shall be taken into account assuming 360 days equals one year.

3. PARTICIPATION

(a) Eligibility for Participation. An Employee shall be eligible for severance benefits hereunder if his or her employment is involuntarily terminated by the Employer, provided that he or she is not in the following excluded categories:

(i) An Employee whose employment is subject to the terms of a collective bargaining agreement, unless that agreement provides for participation in the Plan or otherwise provides for severance payments;

(ii) An individual who is treated on the books and records of the Employer as an independent contractor or otherwise as not being an employee of the Employer (that is, whose compensation is not reported annually on an IRS Form W-2 (without regard to whether such individual is later characterized as an employee of the Employer by a court or administrative or regulatory agency for any other purpose);

(iii) An individual employed by or through a temporary or other employment agency; part-time.

(iv) A leased employee; and

(v) Any employee classified by the Company as either temporary or

(vi) An Employee subject to a written employment or separation agreement that provides for the payment of severance subject to the terms of the written agreement, or that waives participation in all benefit plans of the Employer.

(b) Eligibility for Benefits. An Eligible Employee shall be eligible for Severance Pay benefits hereunder if his or her employment is terminated by the Employer, subject to the following:

(i) A Participant shall not be eligible for benefits if he or she is terminated for cause, which shall include but is not limited to, unsatisfactory performance, violation of the Employer's policies, rules or Code of Conduct, unacceptable attendance or tardiness (unless excused pursuant to the Americans with Disabilities Act or the Family and Medical Leave Act), or similar cause for termination. The Plan Administrator shall have the sole discretion to determine a Participant's eligibility hereunder, based on information provided to it by the Employer, subject to claims review pursuant to Section 5(e), during which the Participant shall be entitled to present evidence regarding the circumstances of his or her termination of employment.

(ii) An Employee who is absent on a leave under the Family and Medical Leave Act ("FMLA Leave"), the Americans with Disabilities Act ("ADA Leave") or leave under a state analog, shall be eligible for benefits hereunder if the Employee is prepared to return to work at the end of such leave and no position is offered to such Employee by the Employer or by any successor.

(iii) Under no other circumstances shall an Employee who is not actively at work on his or her Termination Date be eligible for benefits hereunder.

(iv) The Eligible Employee must execute, and not thereafter revoke, a valid release of claims and general separation terms (the "Release") against the Employer and its Affiliates, consistent with the requirements of Section 4(d) of the Plan.

(c) Loss of Eligibility. A Participant will not be eligible for benefits (as determined at the sole discretion of the Plan Administrator) if:

(i) The Participant fails to continue as a satisfactory employee until released by the Employer in accordance with its business needs;

(ii) The Participant dies prior to termination of employment;

(iii) The Participant initiates retirement for reasons unrelated to the Employer's termination of his or her employment;

(iv) The Participant has been offered a position with the Employer or an Affiliate of the Employer (which may involve relocation of up to fifty (50) miles), for which the Participant is reasonably suited by reason of education, training or experience, regardless of whether the Participant accepts the offered position;

(v) The Participant' employment terminates because the Participant either fails to return to work or fails to provide any return to work date following the expiration of all available leave, including, but not limited to, legally protected leave of absence, and is not eligible for any other leave;

(vi) The Participant's employment terminates as a result of a corporate transaction and the Participant is offered employment in the same or similar position by a successor; or

(vii) The Plan Administrator determines that providing Severance Pay benefits to the Participant would be inappropriate for any lawful reason.

4. SEPARATION BENEFITS

(a) Severance Pay Benefits. Generally, a Participant who meets all of the requirements to receive benefits under the Plan will receive a Severance Pay benefit as described in the summary plan description for the Plan (which is incorporated herein by reference), after the receipt of a valid Release. In the event the summary plan description is amended prior to the execution of this amended and restated plan document, the summary plan description shall be effective as of the date set forth in such document. Notwithstanding the foregoing:

(i) Severance Pay benefits under the Plan are not intended to duplicate any other severance pay, pay continuation or advance notice obligations that the Employer may have under any other plans, programs, policies, agreements or employment contracts, or under applicable federal, state or local law, including, without limitation, under the federal Worker Adjustment and Retraining Notification Act or similar state law (collectively "WARN"). If other such obligations exist, the Employee's benefits under the Plan will be reduced accordingly (but to no less than $250), and/or an appropriate amount of any benefits paid under the Plan (up to the amount paid under the Plan less $250) shall be returned to the Employer or treated as having been paid to satisfy those other obligations. When applying this provision to WARN obligations or other advance notice obligations, benefits under the Plan will be reduced only to the extent that (a) the Employer provides paid leave in connection with satisfying the notice obligation, and/or (b) the Employer provides, or is obligated to provide, payments or damages as a result of its failure to provide required advance notice.

(ii) If a Participant's employment is subject to an employment agreement or separation agreement that provides for severance benefits, such Participant shall be entitled to the greater of: (1) the severance benefits set forth in such employment agreement, or separation agreement; or (2) the severance benefits payable under this Plan and such Severance Pay benefits shall be deemed to be provided under the Plan. If the Participant receives Severance Pay benefits payable under an employment agreement, or separation agreement, the administrative provisions of this Plan shall be applicable to the payment of such severance benefits.

(iii) If the Plan Administrator determines to pay Severance Pay benefits in excess of the amount provided for under the Plan or under circumstances that would otherwise disqualify the Participant from such Severance Pay benefits, such payments shall be deemed to be paid under the Plan as though such amount were provided for and all administrative provisions of the Plan shall be applicable to such Severance Pay benefits in the same manner as these apply to any other payments or benefits hereunder.

(b) Payment of Benefits. Other than as provided in the applicable summary plan description, a Participant's Severance Pay that consists of a cash payment shall be paid in the form of a lump sum or salary continuation, at the company's sole discretion. A Participant's Severance Pay benefit that consists of a reduced cost of the Participants continuation of group health coverage for the Designated Period, shall not be a cash reimbursement, but shall be implemented by the Employer's payment of a portion the premium for continuation coverage to the group health plan under which the Participant is covered. No severance benefits shall commence until at least eight (8) days after receipt of a valid Release signed by the Participant. If payable to a Participant, such lump sum shall be paid no later than March 15th of the calendar year following the calendar year in which the Participant's termination of employment occurred. Notwithstanding the foregoing:

(i) In the event the Plan Administrator determines that the arrangements regarding continuation of group health coverage described above constitute a violation of the Affordable Care Act or any other applicable law; or

(ii) In the event the Plan Administrator determines that such arrangements regarding continuation of group health coverage will result in highly compensation individuals being taxable on benefits received from the group health plan by reason of Code Section 105(h), then

The Employer's obligations to provide such arrangements for continuation of group health coverage shall cease and shall have no further effect to the extent required to avoid a violation of applicable law and/or to avoid the applicability of Code Section 105(h) to such arrangements.

(c) Documentation and Claim for Benefits. Generally, the Employer shall inform a Participant of his or her eligibility for benefits hereunder and benefits will be paid automatically upon receipt of a Release, as described below. Any other individual who believes he or she is eligible for benefits may apply for benefits by submitting to the Plan Administrator a written request for benefits.

(d) Execution of Release Required

(i) The Participant may receive benefits in accordance with Section 4(a) only if the Participant otherwise satisfies the requirements for payment of benefits hereunder, signs a Release in a form acceptable to the Employer and returns it to the Plan Administrator on or within the deadline set out in the Release.

(ii) The Release may include a release of claims against the Employer, any of its benefit plans, any of its Affiliates, managed companies and any of its officers, directors, employees, or agents. The Release may include a requirement of continued compliance with confidentiality, non-disclosure, non-solicitation, and/or non-competition covenants, whether or not such covenants would be otherwise enforceable under the law of any state.

(iii) No cash payments hereunder shall be made before the eighth (8th) day after the receipt by the Plan Administrator of the signed Release.

(iv) All future benefits due under this Plan shall be suspended if the Participant revokes the Release or otherwise repudiates it or breaches its terms. Such suspended benefits shall be considered to be payable to the Participant if the Release is found by a final decision of a court to have violated the requirements of the Age Discrimination in Employment Act; but in the absence of such a finding, the suspended benefits shall be forfeited. To the extent permitted by law, the Employer shall be entitled to seek an offset or reimbursement of such future benefits and/or benefits already paid pursuant to this Plan, in any action brought against the Employer by the Participant or on his or her behalf or brought by the Employer against the Participant.

(e) All Severance Pay benefits payable under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") by reason of the short-term deferral exemption and/or the separation pay plan exemption set forth in Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), as applicable, and the Plan shall be interpreted consistent with this intent. This means that:

(i) in general, benefits under the Plan are payable only by reason of a Participant's "involuntary separation from service" (as that phrase is defined for purposes of the Treasury Regulations promulgated pursuant to Code Section 409A); and

(ii) All taxable severance benefits will be paid or provided before the end of the second calendar year following the year in which the Participant's separation from service occurs.

(f) Code Section 280G. Notwithstanding anything in this Plan or any summary plan description to the contrary, if any of the payments or benefits received or to be received by a Participant including, without limitation, any payment or benefits received in connection with a change in control, whether pursuant to this Plan or any other plan, arrangement or agreement, or otherwise (as such payments collective referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Code Section 280G and would, but for this Section 4(f), be subject to the excise tax imposed under Code section 4999 (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the 280G Payments after the payment of the Excise Tax to (ii) the Net Benefit to the Participant if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If, and only if, the amount calculated under (i) above is less than the amount under (ii) above, the 280G Payments will be reduced to the minimum extent necessary so that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of 280G Payments net of all federal, state, local, foreign income, payroll and excise taxes. If multiple amounts are subject to reduction, the amounts shall be reduced (but not below zero) in a manner determined by the Company that is consistent with the requirements of Code Section 409A and otherwise so as to maximize the after-tax benefits to the Participant. All calculations and determinations under this Section 4(f) shall be made by an accounting firm or tax counsel appointed by the Company (the "Tax Counsel") whose determination shall be conclusively binding on the Participant for all purposes. For purposes of making the calculations and determinations required by this Section 4(f), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Section 4999. The Company and the Participant shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4(f). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5. ADMINISTRATION

(a) Plan Administrator. As defined in Section 3(16)(A) of ERISA, the Company or any individual or committee appointed by the Company for this purpose shall act as Plan Administrator. The Plan Administrator shall be charged with the interpretation, administration and operation of the Plan.

(b) Delegation of Duties. The Plan Administrator may delegate to any person or persons, severally or jointly, the responsibility for the preparation and filing of all disclosure material and reports which the Plan Administrator is required to file by law, and the responsibility for the day-to-day operation of the Plan.

(c) Rules and Regulations. The Plan Administrator, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.

(d) Discretionary Actions. The Plan Administrator shall have the power of full and final determination as to all issues concerning eligibility for benefits under the Plan and interpretation of the Plan and determination of disputed facts, and such determinations with respect to an Employee's rights or benefits shall be entitled to the maximum deference permitted by law. In the event there is a claim by a Participant that requires review of any discretionary determination, such review shall be undertaken by a person or persons who do not report to the person or committee that made the original discretionary determination.

(e) Benefit Claims Procedure. In accordance with Section 503 of ERISA and the regulations of the Secretary of Labor prescribed thereunder:

(i) All claims for benefits under this Plan, or an employment agreement letter or separation agreement, pursuant to Section 4(a)(ii) above, shall be filed in writing with the Plan Administrator in accordance with such procedures as the Plan Administrator shall reasonably establish, and must be filed within six months after the claimant's Termination Date.

(ii) The Plan Administrator shall, within ninety (90) days after submission of a claim, provide adequate notice in writing to any claimant with a description of any material or information which is necessary in order for the claimant to perfect his or her claim and an explanation of why such information is necessary. If special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish the claimant a written notice of such extension prior to the expiration of the ninety (90) day period. The extension notice shall indicate the reasons for the extension and the expected date for a final decision, which date shall not be more than one hundred eighty (180) days after the initial claim.

(iii) The Plan Administrator shall, upon written request by a claimant within sixty (60) days after receipt of the notice that his or her claim has been denied, afford a reasonable opportunity to such claimant for a full and fair review by the Plan Administrator of the decision denying the claim. The Plan Administrator will afford the claimant an opportunity to review his or her decision, the Plan Administrator will attempt to make his or her decision as soon as practicable, and in no event will the Plan Administrator take more than one hundred twenty (120) days after the written request to send the claimant a written notice of its decision.

(iv) Any claim by an Employee challenging a denial of benefits under this Plan must be filed within one year after the date of the final decision on review. As a condition of participation in the Plan, each Employee is required, and is deemed to have consented, to have any claim resolved in an arbitration proceeding. The terms of such arbitration proceeding shall be governed by the provisions of any applicable arbitration agreement to which the Employee is a party or otherwise is bound and shall, otherwise, be subject to arbitration by the American Arbitration Association in accordance with their then current rules.

6. MISCELLANEOUS

(a) Right to Amend or Terminate. The Company reserves the right to amend this Plan, in whole or in part, or discontinue or terminate the Plan; provided, however, that any such amendment, discontinuance or termination shall not affect any right of any Participant to claim benefits under the provisions of Section 4 for a termination of employment occurring prior to the date of such amendment, discontinuance or termination. An amendment to this Plan reducing the available benefits, and/or resolution of discontinuance or termination, may be made by any authorized officer acting on behalf of the Company.

(b) Benefits Payable from General Assets. Benefits payable hereunder shall be paid exclusively from the general assets of the Employer, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of the Employer. In no event shall benefits payable hereunder be the financial responsibility of any officer, member or shareholder of the Employer or of any successor thereto who does not assume liabilities hereunder or of any related person or entity which may be looked to for such payment.

(c) No Contract for Continued Services. This Plan shall not be construed as creating any contract for continued services between the Employer and the Participant, and nothing herein contained shall give the Participant the right to be retained as an Employee of the Employer.

(d) Governing Law. This Plan shall be construed as administered and enforced in accordance with ERISA and, where appropriate, the laws of the state of Minnesota.

(e) Definition of Words. Feminine or neuter pronouns shall be substituted for those of the masculine form, the plural shall be substituted for the singular, and vice-versa, in any place or places herein where the context may require such substitution or substitutions.

Exhibit A

Schedule of Participating Employers

As effective February 5, 2026

SunOpta Grains and Foods Inc.
SunOpta Companies, Inc.
Sunrise Growers, Inc.